Exhibit 21.1
List of Subsidiaries of Eagle Rock Energy Partners, L.P.

Subsidiary	Jurisdiction of Formation
Eagle Rock Pipeline GP, LLC	Delaware
Eagle Rock Pipeline, L.P.	Delaware
Eagle Rock Energy Services, L.P.	Texas
Midstream Gas Services, L.P.	Texas
Eagle Rock Gas Gathering & Processing, Ltd.	Texas
Eagle Rock Operating, L.P.	Texas
Eagle Rock Field Services, L.P.	Texas
EROC Production, LLC	Delaware
Eagle Rock Production, L.P.	Texas
Eagle Rock Development Company, LLC	Texas
EROC Midstream Energy, L.P.	Delaware
EROC Quitman Gathering Co., L.P.	Delaware
EROC Gathering Company, L.P.	Delaware
Hesco Gathering Company, LLC	Texas
Hesco Pipeline Company, LLC	Texas